CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-66626) on Form S-8 of InterDigital, Inc. of our report dated June 22, 2012, with respect to the statements of net assets available for benefits of the InterDigital Savings and Protection Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2011, which report appears in the annual report on Form 11-K for the year ended December 31, 2011 of the InterDigital Savings and Protection Plan.
/s/ Morison Cogen LLP
Bala Cynwyd, Pennsylvania
June 22, 2012